EX99.28(g)(1)

FIFTH AMENDED AND RESTATED
APPENDIX B

CUSTODY AGREEMENT

The following series of Investment Managers Series Trust II ("Funds"), a registered open-end management investment company are hereby made parties to the Custody Agreement dated October 16, 2013, with UMB Bank, n.a. ("Custodi an") and Investment Managers Series Trust II (the "Trust"), and agree to be bound by all the terms and conditions contained in said Agreement as of the date that each such series becomes a series of the Trust:

ACR Multi-Strategy Quality Return (MQR) Fund
ACR International Quality Return (IQR) Fund
All Terrain Opportunity Fund
Cedar Ridge Unconstrained Credit Fund
Kaizen Hedged Premium Spreads Fund
MarketGrader 100 Enhanced Index Fund
Altrius Enhanced Income Fund
Regal Total Return Fund
Vivaldi Merger Arbitrage Fund
Vivaldi Multi-Strategy Fund

INVESTMENT MANAGERS SERIES TRUST II
Attest: /s/ Joshua Gohr	By: /s/ Joy Ausili
Name: Joy Ausili
Title: Vice President
Date: 10/26/16

UMB Bank, N.A.
Attest: /s/ D. Kevin Hughes	By: /s/ Peter Bergman
Name: Peter Bergman
Title: Vice President
Date: 10/27/16